Exhibit 10.1

INVESTMENT AGREEMENT

BY AND BETWEEN

FEDERAL-MOGUL CORPORATION

AND

IEH FM HOLDINGS LLC

DATED AS OF MAY 28, 2013

i

Section 7.7. Successors and Assigns	15
Section 7.8. Governing Law	15
Section 7.9. Waiver of Jury Trial	15
Section 7.10. Entire Agreement	16
Section 7.11. Effect of Headings and Table of Contents	16
Section 7.12. Severability	16
Section 7.13. Counterparts; No Third Party Beneficiaries	16
Section 7.14. Specific Performance	16
Section 7.15. Guaranty of Performance	16

Exhibits

Exhibit A	Form of Amendment and Joinder to Registration Rights Agreement
Exhibit B	Form of Tax Allocation Agreement
Exhibit C	Schedule

ii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT, dated as of May 28, 2013 (this “Agreement”), is by and between Federal-Mogul Corporation, a Delaware corporation (the “Company”), and IEH FM Holdings LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

WHEREAS, the Company has proposed to offer and sell certain shares of Common Stock (as defined below) pursuant to a Rights Offering (as defined below), on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires that the Investor provide, and the Investor has agreed to exercise its rights under the Basic Subscription Privilege (as defined below) in the Rights Offering, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“10b-5 Representation” shall have the meaning set forth in Section 3.5.

“Acquired Shares” means the Common Stock acquired pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person, provided that for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor.

“Aggregate Offered Shares” shall have the meaning set forth in Section 2.1(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Registration Rights Agreement and the Tax Allocation Agreement.

“Basic Subscription Privilege” shall have the meaning set forth in Section 2.1(b).

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities means a holder who is deemed to be the beneficial owner, or ownership that is deemed to be beneficial ownership, of such securities under Rule 13d-3 or Rule 13d-5 of the Exchange Act, and shall include such securities Beneficially Owned by all other persons with whom a holder would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to such securities.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or one on which banks in New York, New York are authorized or required to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Closing Date” means the closing of the Rights Offering.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Control” has the meaning specified in Rule 12b-2 under the Exchange Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“ERISA” shall have the meaning set forth in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality that has jurisdiction over any of the Company or any of its properties or assets or any matter relating to the transactions contemplated by this Agreement.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

“Holdings” shall have the meaning set forth in Section 5.4.

“HSR Act” shall have the meaning set forth in Section 4.2(c).

“Indemnified Party” means an Investor Indemnified Party or a Company Indemnified Party, as the case may be.

“Indemnifying Party” means the Company or the Investor, as the case may be.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with all other Effects, (x) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby in the timeframe contemplated hereby or (y) has had or caused, or would have or cause, a material adverse effect on the assets, properties, business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole, but, in the case of this clause (y) shall not include (a) Effects generally affecting (i) the industry in which the Company and its Subsidiaries operate or (ii) economic, political or regulatory conditions or the financial, securities or credit markets in the U.S. or elsewhere in the world, including natural disasters, any regulatory or political developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection, whether occurring before or after the date hereof, unless any such Effects disproportionately affect the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (b) Effects to the extent resulting from the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, and solely by way of example of such Effects, the Effects of the public announcement of this Agreement or the transactions contemplated hereby on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors or employees); (c) Effects resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement; (d) declines in the price or trading volume of shares of any Capital Stock of the Company; (e) Effects to the extent resulting from any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, unless any such Effects disproportionately affect the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (f) any failure by the Company to meet any published analyst estimates or expectations regarding the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations; or (g) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries or any debt securities of the Company or any of its Subsidiaries; provided that the exception in clauses (d), (f), (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect.

“Nasdaq” means the NASDAQ Global Select Market.

“Oversubscription Privilege” shall have the meaning set forth in Section 2.1(b).

“Parent” means American Entertainment Properties Corp.

“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Previously Disclosed” means information set forth in or incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 or its other reports and forms filed with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act on or after January 1, 2013 (except for risks and forward looking information set forth in the “Risk Factors” section of such annual report or in any forward looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward looking in nature).

“Prospectus” means the prospectus, dated May 1, 2013, that forms a part of the Registration Statement, including all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Act or the Exchange Act, including by the Prospectus Supplement.

“Prospectus Supplement” means the prospectus supplement relating to the Rights and the Common Stock to be issued in the Rights Offering to be filed pursuant to Rule 424 under the Securities Act.

“Record Date” means the date as of which each record holder of Common Stock will be entitled to receive one (1) Right for each share of Common Stock held as of such date, which date shall be a date selected by the Board in accordance with the DGCL and the requirements of Nasdaq.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Investor in substantially the form set forth in Exhibit A.

“Registration Statement” the registration statement on Form S-3 (Registration No. 333-187424), which became effective on May 1, 2013, including all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Act or the Exchange Act, including by any information contained in any prospectus or prospectus supplement that is deemed to be a part of the Registration Statement pursuant to Rule 430B under the Securities Act.

“Representatives” means, with respect to a Person, such Person’s directors, officers, investment bankers, attorneys, accountants and other advisors or representatives.

“Rights” shall have the meaning set forth in Section 2.1(b).

“Rights Offering” shall have the meaning set forth in Section 2.1(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means a special committee of the Board comprised solely of directors who are independent for purposes of Nasdaq rules.

“Subscription Period” shall have the meaning set forth in Section 2.1(b).

“Subscription Price” means the volume-weighted average price of the Common Stock as reported by Nasdaq, obtained from Bloomberg L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Standard Time on the date of the public announcement of the Rights Offering and the four trading days immediately preceding the date of the public announcement of the Rights Offering.

“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); (b) any partnership a general partner or a managing general partner of which is such Person or a Subsidiary of such Person; and (c) any limited liability company a managing member or manager of which is such Person or a Subsidiary of such Person.

“Tax Allocation Agreement” shall have the meaning set forth in Section 5.5.

Section 1.2. Interpretation. When a reference is made in this Agreement to “Preamble,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Preamble, Article or Section of, or Annex to, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and words importing any gender include the other gender. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time

(and, in the case of statutes, include any rules and regulations promulgated under the statute) and all references to any section of any statute, rule or regulation include any successor to the section. References to “words of similar import” with respect to Material Adverse Effect or materiality, does not include knowledge qualifiers.

ARTICLE II

THE RIGHTS OFFERING

Section 2.1. The Rights Offering.

(a) As promptly as practicable after the date of this Agreement, the Company shall use its reasonable best efforts to prepare the Prospectus Supplement. The Prospectus Supplement and any amendment or supplement to the Prospectus in connection with the Rights Offering shall be provided to the Investor and its counsel prior to its filing with the SEC, and the Investor and its counsel shall be given a reasonable opportunity to review and comment thereon.

(b) As soon as practicable following the Record Date, the Company shall file with the SEC and print the Prospectus Supplement, distribute copies of the Prospectus Supplement to the holders of record of Common Stock as of the Record Date, and thereafter, promptly commence a rights offering on the following terms: (i) the Company shall distribute, one transferable right (“Rights”) to each holder of record of Common Stock for each share of Common Stock held by such holder as of the Record Date; (ii) each Right shall entitle the holder thereof to subscribe to purchase, at the election of such holder, a number of shares of Common Stock at the Subscription Price (the “Basic Subscription Privilege”), equal to such stockholder’s pro rata portion of shares of Common Stock with an aggregate value of $500,000,000 calculated at the Subscription Price (the actual aggregate number of shares of Common Stock, the “Aggregate Offered Shares”) where such pro rata portion is calculated based upon the number of shares of Common Stock owned of record (as reflected in the stock ledger maintained by the Company’s transfer agent) by a stockholder on the Record Date relative to the number of shares of Common Stock outstanding on the Record Date; (iii) the offering shall remain open until June 27, 2013, but in no event shall be open for less than 20 days inclusive of June 27, 2013, which timing shall take into account the closing of the contemplated refinancing of the Company’s debt (or such longer period as may be required by Law) (the “Subscription Period”); and (iv) each holder who fully exercises its Basic Subscription Privilege shall be entitled to subscribe for additional shares of Common Stock at the Subscription Price pursuant to the instructions set forth in the Prospectus Supplement and related materials to the extent that other holders elect not to exercise all of their respective Rights under the Basic Subscription Privilege (the “Oversubscription Privilege”); provided that if insufficient shares of Common Stock are available to satisfy all oversubscription requests, such requests shall be honored on a pro rata basis based upon the number of shares of Common Stock each holder subscribed for in the Basic Subscription Privilege (such rights offering, the “Rights Offering”). No fractional shares of Common Stock shall be issued in connection with the Rights Offering. The number of shares of Common Stock to be issued upon exercise by a holder of Rights will be rounded down to the next lowest whole number of shares of Common Stock. The Company shall use reasonable best efforts to engage in and complete the transactions contemplated in Sections 2.1(a) and 2.1(b) as promptly as practicable.

(c) The Investor hereby agrees that it will exercise all of its Rights under its Basic Subscription Privilege. The Investor agrees to purchase and the Company agrees to issue and sell to the Investor such shares pursuant to this Section 2.1 at the Subscription Price.

(d) The Company shall not amend any of the terms of the Rights Offering described in Section 2.1(b) or waive any conditions to the closing of the Rights Offering without the prior written consent of the Investor and a Special Committee. Subject to the terms and conditions of the Rights Offering, the Company shall effect the closing of the Rights Offering as promptly as practicable following the end of the Subscription Period.

(e) The Company shall pay all of its expenses associated with the Registration Statement, the Prospectus, the Rights Offering and the other transactions contemplated hereby, including filing and printing fees, the fees and expenses of any subscription and information agents, the fees and expenses of its counsel, accounting fees and expenses and costs associated with clearing the Common Stock offered for sale under applicable state securities Laws.

(f) The Investor shall provide to the Company such information as the Company may reasonably require in connection with the preparation and filing of the Prospectus Supplement and any amendment or supplement to the Prospectus. No such information provided by the Investor shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (i) at the time the Registration Statement became effective under the Securities Act and as of the “new effective date” with respect to the Rights Offering pursuant to, and within the meaning of, Rule 430B(f)(2) under the Securities Act, and (ii) as of the date of the Prospectus Supplement and the closing date of the Rights Offering and the Closing Date.

(g) On the Closing Date the Company shall deliver to the Investor evidence of the issuance of the Acquired Shares in the name of the Investor against payment by or on behalf of the Investor of the purchase price therefore by wire transfer of immediately available funds to the account designated by the Company in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company represents and warrants to the Investor that:

Section 3.1. Organization. The Company is duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Delaware and has all corporate power and authority to own its property and assets and conduct its business in all material respects as currently conducted. The Company is duly qualified as a foreign corporation for the transaction of business and is in good standing under the Laws of each other jurisdiction in which that nature of the business conducts or the property owned by it makes such qualification necessary, except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.2. Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been (or will be when delivered) duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company, its board of directors or stockholders (except as expressly contemplated by this Agreement). This Agreement and each Ancillary Agreement to which the Company is a party constitute (or will constitute when delivered) the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles, and except as may be limited by applicable Law and public policy.

Section 3.3. Valid Issuance of Shares. The Acquired Shares will be, as of the date or dates of their issuance, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, (a) will be validly issued, fully paid and non-assessable and (b) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders.

Section 3.4. Non-Contravention; Authorizations. The Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, issuance and delivery of the Acquired Shares, and consummation of the transactions contemplated hereby and thereby will not: (i) result in any violation of the provisions of the charter or bylaws of the Company, (ii) conflict with or constitute a breach of or default (or, with the giving of notice or lapse of time, would be in default) under, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company is a party or bound or to which any of the property or assets of the Company is subject or (iii) result in any violation of any Law applicable to the Company or any Subsidiary, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect. Except for any application or other filing to be filed with Nasdaq and assuming the accuracy of the Investor’s representations and warranties in Section 4.2(c), no consent, approval, authorization or other order of, or registration or filing with, any Governmental Entity or Nasdaq is required for the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, the issuance and delivery of the Acquired Shares or the consummation of the transactions contemplated hereby and thereby, except such as have been obtained or made by the Company.

Section 3.5. Registration Statement; Prospectus. The Registration Statement and the Prospectus, at the time the Registration Statement became effective and as of the closing date of the Rights Offering and the Closing Date, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. The Registration Statement, at the time it became effective under the Securities Act and as of the “new effective date” with respect to the Rights Offering pursuant to, and within the meaning of, Rule 430B(f)(2) under the Securities Act, shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, at the time the Registration Statement became effective and as of its date and the closing date of the Rights Offering and the Closing Date, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, in each case, the Company makes no such representation with respect to information provided to it by the Investor pursuant to Section 2.1(f). The previous sentence is referred to as the “10b-5 Representation.”

Section 3.6. No Further Reliance. The Company acknowledges that it is not relying upon any representation or warranty made by the Investor not set forth in this Agreement or in an Ancillary Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 4.1. Organization. The Investor is duly organized and validly existing as a limited liability company in good standing under the Laws of the State of Delaware.

(a) Authorization. The Investor has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of this Agreement and each such Ancillary Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor, its managers or members. This Agreement and each Ancillary Agreement to which the Investor is a party constitute (or will constitute when delivered) the valid and binding obligation of the Company, enforceable against the Investor in accordance with their terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles, and except as may be limited by applicable Law and public policy.

Section 4.2. Non-Contravention; Governmental Authorization.

(a) The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of its charter, bylaws or similar governing documents, (ii) conflict with or result in any breach of, or constitute a default (or, with the giving of notice or lapse of time, would be in default) under, or give rise to any right to termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture or any other contract to which the Investor is a party or by which its properties may be bound or affected and (iii) conflict with or violate any Law applicable to the Investor, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other Governmental Entity necessary in connection with the execution and delivery by the Investor of this Agreement and the consummation of the transactions contemplated herein (except for such additional steps as may be required by Nasdaq or such additional steps as may be necessary to qualify the Acquired Shares under federal securities, state securities or blue sky Laws) has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c) In connection with the Investor’s prior acquisition of control of the Company, Investor and all other Affiliates of Investor required to do so made a timely filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) on February 2, 2007. The waiting periods under the act expired and, accordingly, Investor obtained control of the Company. Pursuant to Code of Federal Regulations 802.21, no further HSR Act filing will be required in connection with Investor’s purchase of any additional shares of the Company either in any private placement or public offering.

Section 4.3. Securities Act Compliance. The Acquired Shares being acquired by the Investor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws. The Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and it fully understands the limitations on the ownership and sale, transfer or other disposition of the Acquired Shares. The Investor is able to bear the financial risk of its investment in the Acquired Shares and is able to afford the complete loss of such investment. The Investor has been afforded access to information about the Company and its financial condition and business, sufficient to enable the Investor to evaluate its investment in the Acquired Shares. The Investor understands that the Acquired Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law.

Section 4.4. Ownership. As of the date of this Agreement, Investor and its Affiliates are the Beneficial Owners of 76,697,804 shares of Common Stock.

Section 4.5. Financial Capability. As of the date hereof and at all relevant times under this Agreement, the Investor will have available funds necessary to purchase the Acquired Shares on the terms and conditions contemplated by this Agreement.

Section 4.6. No Further Reliance. The Investor acknowledges that it is not relying upon any representation or warranty made by the Company not set forth in this Agreement or in an Ancillary Agreement. The Investor acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company that the Investor considers sufficient for purposes of the purchase of the Acquired Shares.

ARTICLE V

COVENANTS

Section 5.1. Securities to be Issued. The Acquired Shares to be issued to the Investor pursuant to this Agreement shall be subject to the terms and provisions of the Company’s certificate of incorporation.

Section 5.2. Share Listing. The Company shall use its reasonable best efforts to cause the Common Stock to be issued in the Rights Offering to be issued and approved for listing on Nasdaq, subject to official notice of issuance.

Section 5.3. Minority Stockholder Protection. Except for the Acquired Shares as specifically contemplated by this Agreement, the Investor (together with all Affiliates of the Investor) shall not, until the Closing Date acquire any additional shares of Common Stock. For a period of at least one (1) year from the Closing Date, the Investor and its Affiliates shall not effectuate a merger involving the Company in which any of the Company’s stockholders is converted into the right to receive cash or other property other than stock of a surviving or resulting company at a one-for-one exchange ratio so as to create a holding company structure whereby immediately following the implementation of that structure, the Corporation and each of its businesses will be held through a public holding company having the same stockholders as the Corporation had immediately prior to the implementation of such structure (and shall not be permitted to effect any merger pursuant to Sections 253 or 267 of the General Corporation Law of the State of Delaware involving the Company). For purposes of this provision, the Company shall include any successor in interest to the Company or any holding company of the Company. For the avoidance of doubt , the Investor and its Affiliates shall have no obligation to engage in any such transaction following such one year period and the Company shall have no obligation to consent to or approve any such transaction at any time.

Section 5.4. ERISA Indemnity. Icahn Enterprises Holdings L.P. (“Holdings”) and Investor shall indemnify the members of the FMC Group (as defined in the Tax Allocation Agreement (as defined below)) for any and all liability imposed upon any member of the FMC Group pursuant to the Employee Retirement Income Security Act of 1974, as amended, or any regulation thereunder (hereinafter “ERISA”) resulting from such member of the FMC Group being considered a member of a controlled group within the meaning of ERISA § 4001(a)(14) of which Parent is a member, except with respect to liability in respect to any employee benefit plan, as defined by ERISA § 3(3), maintained by any member of the FMC Group or any other Person (as defined in the Tax Allocation Agreement) in which FMC (as defined in the Tax Allocation Agreement) has any direct or indirect investment constituting a 5% or greater interest in such person. Holdings and Investor hereby represent that, except as disclosed on Exhibit C to this Agreement, to the best of their knowledge, there are no material unfunded liabilities with respect to any employee benefit plan maintained by any member of the controlled group within the meaning of ERISA § 4001(a)(14) of which Parent is a member, other than with respect to employee benefit plans maintained by members of the FMC Group.

Section 5.5. Tax Allocation Agreement. If and solely to the extent that the Investor’s purchase of the Acquired Shares would cause the Company to become part of an affiliated group of corporations as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, of which Parent is the common parent, the Company and Parent shall enter into a tax allocation agreement (the “Tax Allocation Agreement”) in the form attached hereto as Exhibit B.

ARTICLE VI

TERMINATION

Section 6.1. Termination. This Agreement may be terminated at any time prior to the occurrence of the Closing Date by mutual agreement of a Special Committee, acting on behalf of the Company, and the Investor. This Agreement shall be terminated by either a Special Committee, acting on behalf of the Company, or the Investor upon written notice to the other party to this Agreement if the Rights Offering is not consummated by August 15, 2013.

Section 6.2. Effects of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become wholly void and of no further force and effect, except as expressly provided in Section 7.1; provided that nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Survival. Each of the representations and warranties set forth in Section 3 and Section 4 shall survive the Closing Date. In addition, Section 5.3, Section 5.4, Section 7.2 and Section 7.7 shall survive the Closing Date.

Section 7.2. Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, the Company agrees to indemnify and hold harmless the Investor, its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or relating to (i) any inaccuracy in or breach of the Company’s representations or warranties contained in this Agreement or (ii) the Company’s breach of any agreement or covenant made by the Company in this Agreement. Notwithstanding the above, there shall be no indemnity hereunder in respect of any Losses resulting from any action, suit, claim, matter or proceeding initiated by or on behalf of a stockholder of the Company (other than the Investor, with respect to its rights under this Agreement against the Company) relating to the transactions contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the date hereof the Investor, agrees to indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, partners, employees, agents and Representatives (the “Company Indemnified Parties”), to the fullest extent lawful, from and against any and all Losses arising out of or relating to (i) any inaccuracy in or breach of the Investor’s representations or warranties contained in this Agreement, or (ii) the Investor’s breach of any agreement or covenant made by the Investor in this Agreement.

(c) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification pursuant to Section 7.2(a) or Section 7.2(b), and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.2 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify the Indemnifying Party. Such notice shall describe in reasonable detail such claim. An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, provided that the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and shall be liable for the reasonable and documented legal fees and expenses of one law firm retained by the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

Section 7.3. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, (c) upon receipt, if delivered by facsimile or other electronic transmission (provided confirmation of transmission and deliver is electronically generated and kept on file by the sending party) or (d) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

Federal-Mogul Corporation

2655 Northwestern Highway

Southfield, Michigan

Attention: General Counsel

Facsimile: (248) 354-7727

With a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Bruce A. Toth

                 Erin G. Stone

Facsimile: (312) 558-5700

If to the Investor:

IEH FM Holdings LLC

c/o Icahn Enterprises L.P.

767 Fifth Avenue, 46th Floor

New York, New York 10153

Attention: Daniel A. Ninivaggi

Facsimile: (212) 658-9371

With a copy to (which shall not constitute notice):

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith L. Schaitkin

                 Jesse A. Lynn

Facsimile: (212) 688-1158

Section 7.4. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.5. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered: (x) by a Special Committee, acting on behalf of the Company; and (y) by the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.6. Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.7. Successors and Assigns. This Agreement shall not be assignable or otherwise transferable (by operation of law or otherwise) by any party hereto without the prior written consent of the other party hereto. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the state of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court of the State of Delaware, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery of the state of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court of the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3, or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 7.9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement.

Section 7.10. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.11. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.12. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law.

Section 7.13. Counterparts; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such courts does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and each party hereto agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate.

Section 7.15. Guaranty of Performance. Holdings hereby unconditionally and irrevocably guarantees the full and punctual payment (x) by Investor and Parent of each of their obligations under this Agreement and (y) by Parent of each of its obligations under the Tax Allocation Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be duly executed by their respective authorized officers as of the date first written above.

FEDERAL-MOGUL CORPORATION

By:	/s/ Rainer Jueckstock
Name:	Rainer Jueckstock
Title:	Co-CEO

IEH FM HOLDINGS LLC By: ICAHN ENTERPRISES HOLDINGS L.P., its sole member By: ICAHN ENTERPRISES G.P., INC., its general partner

By:	/s/ Sung Hwan Cho
Name:	Sung Hwan Cho
Title:	CFO

For Purposes of Section 7.15 ICAHN ENTERPRISES HOLDINGS L.P. By: ICAHN ENTERPRISES G.P., INC., its general partner

By:	/s/ Sung Hwan Cho
Name:	Sung Hwan Cho
Title:	CFO

EXHIBIT A

FORM OF AMENDMENT AND JOINDER TO REGISTRATION RIGHTS AGREEMENT

FORM OF AMENDMENT AND JOINDER TO

FEDERAL-MOGUL CORPORATION

REGISTRATION RIGHTS AGREEMENT

This Amendment and Joinder to the Federal-Mogul Registration Rights Agreement is dated as of             , 2013 (this “Joinder”), among Federal-Mogul Corporation, a Delaware corporation (the “Company”), and IEH FM Holdings LLC, a Delaware limited liability company (the “Investor”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Registration Rights Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company is party to that certain Registration Rights Agreement dated as of December 27, 2007 (the “Registration Rights Agreement”);

WHEREAS, reference is hereby made to that certain Investment Agreement, dated as of             , 2013, between the Company and the Investor (the “Investment Agreement”), pursuant to which the Investor will acquire from the Company shares of common stock, par value $0.01 per share, of the Company (the “Shares”), in one or more transactions;

WHEREAS, the execution and delivery of this Joinder is a condition precedent to the consummation of the transactions contemplated under the Investment Agreement;

WHEREAS, pursuant to Section 3(g) of the Registration Rights Agreement, certain amendments to the Registration Rights Agreement may be effected with the written consent of the Company and the Holders holding a Majority in Interest of the then Outstanding Registrable Securities;

WHEREAS, the Investor currently owns a Majority in Interest in the Outstanding Registrable Securities;

WHEREAS, the Company desires to join the Investor as a party to the Registration Rights Agreement and amend the Registration Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Amendment of Registration Rights Agreement

(a) The introductory paragraph of the Registration Rights Agreement is hereby amended to delete “(the “Major Holders”)”.

(b) Section 1 of the Registration Rights Agreement is hereby amended to add the following definitions:

“Investor Common Shares: shall mean the shares of common stock of the Company acquired by IEH FM Holdings LLC pursuant to (i) that certain Investment Agreement dated as of             , 2013, between the Company and IEH FM Holdings LLC (the “Investment Agreement”), including IEH FM Holdings LLC’s obligation to backstop the Company’s rights offering under Section 2.2(a) of the Investment Agreement and (ii) any shareholder rights offering conducted by the Company in accordance with the Investment Agreement.”

“Major Holders: shall mean the parties listed on Schedule I to the Registration Rights Agreement and IEH FM Holdings LLC.”

(c) The definition of “Initiating Holder” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Initiating Holder: shall mean with respect to (i) Reorganization Common Stock, any Major Holder or Major Holders who in the aggregate are holders of more than 20% of the then outstanding Reorganization Common Stock, (ii) PIK Debt, any Major Holder or Major Holders who in the aggregate are holders of more than 20% of the then outstanding principal amount of PIK Debt, and (iii) Investor Common Shares, any Major Holder or Major Holders who in the aggregate are holders of more than 20% of the then outstanding Investor Common Shares.”

(d) The definition of “Registrable Securities” set forth in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Registrable Securities: shall mean the PIK Debt, the shares of Reorganization Common Stock and the Warrants (together with any securities issued or issuable in respect thereof by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise) issued or issuable to the Holders pursuant to the Plan; the Investor Common Shares (together with any securities issued or issuable in respect thereof by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise); and any Reorganization Common Stock or Investor Common Shares that may be purchased from time to time by a Major Holder or its affiliates after the Effective Date, provided, however, that any shares of Reorganization Common Stock or Investor Common Shares that cease to be owned by a Holder or any of its affiliates shall cease to be Registrable Securities; provided further, however, that Registrable Securities shall not include any Securities acquired by any Person (other than a Major Holder) in the market or otherwise (other than directly from a Major Holder in a transaction that includes a contractual assignment to such Person of such Major Holder’s registration rights under this Agreement) subsequent to the Effective Date or acquired in any other manner other than pursuant to the terms of the Plan. For the purpose of determining whether one is a Holder, the record and beneficial owner of Class B Common Stock shall be deemed to hold the Class A Common Stock into which the Class B Common Stock would convert if it were transferred by such record and beneficial owner. Any Holder who may offer and sell all of its Reorganization Common Stock, its PIK Debt or its Investor Common Shares to the public in a transaction that (i) does not involve a registration under the Securities Act or (ii) is pursuant to an exemption from registration in which the volume of sales is not required to be limited shall no longer be deemed to hold Registrable Securities that would enable it to require the Company to include such securities in a registration statement pursuant hereto.”

(e) The first clause of the first sentence of Section 2(a)(i) is hereby amended as follows:

“Request for Registration. If the Company shall receive from an Initiating Holder, at any time after the Effective Date, subject to Section (2)(i), if applicable, a written request that the Company effect any registration with respect to more than 10% of the Reorganization Common Stock, more than 10% of the outstanding principal amount of the PIK Debt or more than 10% of the Investor Common Shares, the Company will:”

2. Joinder

(a) Investor acknowledges receipt of a copy of the Registration Rights Agreement and, after review and examination thereof, by execution of this Joinder does hereby agree to be bound by the terms, conditions and agreements contained therein in its capacity as a Holder there under. By execution hereof, the Investor hereby consents to the amendment of the Registration Rights Agreement in accordance with Section 3(g) thereof.

(b) By execution hereof, the Company hereby (i) accepts Investor’s agreement to be bound by the Registration Rights Agreement, (ii) covenants and agrees that the Registration Rights Agreement is hereby amended to include Investor as a party in a capacity as Holder and (iii) agrees that Investor shall have all rights provided to a Holder under the Registration Rights Agreement.

3. Miscellaneous

(a) Interpretation; Headings. From and after the date hereof, each reference in the Registration Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Registration Rights Agreement as amended hereby. The headings of the sections and subsections of this Joinder are inserted for convenience only and shall not be deemed to constitute a part thereof.

(b) Registration Rights Agreement Otherwise Unaltered. Except as specifically set forth above, the Registration Rights Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c) Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

(d) Severability. In the event that any part or parts of this Joinder shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Joinder which shall remain in full force and effect.

(e) No Third Party Beneficiaries. The parties hereto acknowledge and agree that there are no intended third party beneficiaries to this Joinder and no third parties have any rights under or relating to this Joinder

(f) Counterparts. This Joinder may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder as of the date first set forth above.

FEDERAL-MOGUL CORPORATION

By:
Name: Title:

IEH FM HOLDINGS LLC

By:
Name: Title:

EXHIBIT B

FORM OF TAX ALLOCATION AGREEMENT

FORM OF TAX ALLOCATION AGREEMENT

Agreement (the “Agreement”) as of             , 2013 (the “Effective Date”) by and among American Entertainment Properties Corp. (“Parent”), a Delaware corporation, having offices at 9017 S. Pecos Road, Suite 4350, Henderson, Nevada 89074 and Federal-Mogul Corporation, a Delaware corporation (“FMC”), having offices at 26555 Northwestern Highway, Southfield, Michigan 48033 and the FMC Subsidiaries (as defined below).

WHEREAS, Parent is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding law (the “Code”)) of corporations for federal income tax purposes which, as of             , 2013, includes the FMC Group (as defined below):

WHEREAS, Parent and its subsidiaries have been filing U.S. consolidated federal income tax returns (“Consolidated Federal Returns”) and will continue to file Consolidated Federal Returns for all periods in which Parent and FMC are members of an affiliated group (as defined in the Code);

WHEREAS, it is contemplated that the FMC Group will continue to file separate state income or franchise tax returns unless Parent elects to file such returns on a consolidated or combined basis with the FMC Group (“Consolidated State Returns”);

WHEREAS, FMC has minority shareholders; and

WHEREAS, Parent and FMC believe it is desirable to provide for the allocation and payment of federal and state income tax liabilities and certain related matters.

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:

1.	Definitions.

(i)	“Consolidated Returns” mean all Consolidated Federal Returns and Consolidated State Returns.

(ii)	“Federal Income Taxes” means any income tax imposed under the Code including, without limitation, the corporate income tax, the minimum tax imposed on corporations, and the personal holding company tax.

(iii)	“FMC Group” means FMC together with the FMC Subsidiaries. “FMC Subsidiaries” means all direct and indirect subsidiaries of FMC that are eligible to be included in a Consolidated Return (as defined below) with FMC. “FMC” means FMC and any corporation that becomes the owner of 100% of the stock of FMC as a result of any transaction (whether by merger or otherwise) and such corporation shall be treated as a member of the FMC Group.

(iv)	“State Income Taxes” means any income or franchise tax imposed under the tax law of any state (or political subdivision thereof) including, without limitation, corporate income taxes and minimum taxes.

(v)	“Net Operating Loss” means the amount of any net operating loss as defined in the Code or under any similar provision of the tax law of any state.

(vi)	“Net Capital Loss” means the amount of any net capital loss as defined in the Code or under any similar provision of the tax law of any state.

(vii)	“Credit” means the amount of any tax credit allowed under the Code or under any similar provision of the tax law of any state including, without limitation, investment tax credits and foreign tax credits.

(viii)	The “Regulations” means final, temporary and proposed regulations issued by the U.S. Secretary of the Treasury interpreting the Code.

(ix)	The “Consolidated Group” means the affiliated group (as defined in the Code) of which Parent (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Return.

(x)	“Tax Benefits” as to any entity (or group of entities) means the Net Operating Loss, Net Capital Loss, and Credits generated by or available to such entity (or group of entities) and any carryforwards thereof.

(xi)

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(xii)	“Excess FMC Tax Benefit” means any Tax Benefit of the FMC Group (determined as if the FMC Group had always filed separate Consolidated Returns with respect to the FMC Group) that reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes for any year ending after the date hereof in excess of the Section 4(d) Reimbursed Tax Benefits.

2.	Joinder in Consolidated Returns.

(a)

FMC hereby agrees and consents to (i) join with the Consolidated Group in the filing of Consolidated Returns with respect to any fiscal year in which Parent elects to file such returns, (ii) use its best efforts to cause each of the FMC Subsidiaries to consent to the filing of Consolidated Returns for such years, (iii) furnish to Parent at its expense all information relating to members of the FMC Group as may be necessary or appropriate for the preparation of Consolidated Returns, (iv) execute and deliver to Parent, and use its best efforts to cause the FMC Subsidiaries to execute and deliver to Parent, all consents, directors’

resolutions and other documentation which Parent may reasonably require to evidence Parent’s authority to file Consolidated Returns, and (v) maintain the same fiscal year as Parent and use its best efforts to cause the FMC Subsidiaries to maintain the same fiscal year as Parent for all periods in which Parent and FMC are members of an affiliated group (as defined in the Code).

(b)	Parent hereby consents to join with the Consolidated Group in the filing of Consolidated Returns; provided, however, that Parent is not precluded from taking any action which would require Parent to discontinue the filing of Consolidated Returns including, without limitation, a sale or other disposition of all or a portion of its stock ownership in FMC and/or the filing of an application with the Commissioner of Internal Revenue, or other appropriate authorities, including tax authorities of any state (or political subdivision thereof) (“Taxing Authorities”) on behalf of the Consolidated Group, requesting permission to discontinue the filing of Consolidated Returns.

(c)	Parent shall prepare and file Consolidated Returns on behalf of the Consolidated Group. Parent shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Returns.

(d)	FMC will promptly pay to Parent a reasonable and appropriate amount for all out-of-pocket expenses (including legal and accounting expenses) incurred by Parent in connection with any administrative or judicial proceedings with respect to such Consolidated Returns to the extent that such proceedings are reasonably allocable to the FMC Group.

3.	Payment of Tax and Refunds.

Subject to the provisions of this Agreement and compliance with the terms hereof, Parent shall be obligated to and shall make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of any and all members of the Consolidated Group, and shall indemnify and hold the members of the FMC Group harmless against all such Taxes (including penalties and interest) provided, however, that the FMC Group shall be entitled to any refunds of the FMC Group for taxable periods ended prior to FMC joining the Consolidated Group. Further, subject to the provisions of this Agreement and compliance with the terms hereof, whenever Parent elects to file state or local income or franchise tax returns on a consolidated or combined basis, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such State Income Taxes and estimated State Income Taxes (such actual and estimated State Income Taxes are referred to herein as “Consolidated State Income Taxes”) on behalf of all members of the Consolidated Group, and shall indemnify and hold the members of the FMC Group harmless against all such Taxes (including penalties and interest), provided, however, that the FMC Group shall be entitled to any refunds of the FMC Group for taxable periods ended prior to FMC joining the Consolidated Group. Subject to the provisions of Section 5(a) of this Agreement, (and to the extent not indemnified pursuant to the two immediately preceding sentences) for all periods on or after the date hereof, Parent shall indemnify and hold FMC and the other members of the FMC Group harmless against all Federal Income Taxes, Consolidated State Income Taxes, and State Income Taxes and local income taxes payable by or with respect to any member of the Consolidated Group other than the members of the FMC Group, including any interest and penalties with respect thereto and reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by the FMC Group in connection with an administrative or judicial proceeding initiated by a governmental authority relating to any such tax.

4.	Payments by FMC to Parent.

(a)

FMC shall pay to Parent, for the Consolidated Group’s taxable year (or portion thereof) commencing on or after the Effective Date and subsequent taxable years or periods during which FMC is included in a Consolidated Return with the Consolidated Group, an amount equal to the amount of Federal Income Taxes and Consolidated State Income Taxes that the FMC Group would have been required to pay to the Internal Revenue Service and the taxing authorities of any state (or political subdivision thereof) (“Taxing Authorities”) if it were not part of the Consolidated Group and if the FMC Group had filed separate Consolidated Returns for federal, state and/or local tax purposes, as the case may be, with respect to the FMC Group (the “FMC Group Taxes”). The above calculation shall give effect to any federal, state or local Net Operating Loss, Net Capital Loss and Credit carryforwards which would have been available to the FMC Group if it had never been included in a Consolidated Return with the

Consolidated Group (which shall include, without limitation, FMC Group Tax Benefits existing when FMC joined the Consolidated Group), but such calculation shall be subject to (i) any reduction pursuant to Section 4(d) of this Agreement and (ii) any audit adjustments and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of interest, depreciation, amortization or other similar deductions) of the FMC Group imposed by law. For 2013, the taxable year of the FMC Group shall be the period commencing on the Effective Date and ending on December 31, 2013.

(b)	FMC shall pay to Parent any amount (including amounts in respect of estimated tax) that would be due on the basis of the foregoing calculations within three (3) business days after Parent notifies FMC of the calculated amount, but in no event earlier than the times such payments are, or would be required, to be made to the applicable Taxing Authorities. The excess of any amounts paid to Parent, with respect to estimated tax payments under Section 4(a) of this Agreement for a taxable year, over the liability of the FMC Group to Parent under this Section 4(b) for such year, shall be refunded by Parent to FMC within three (3) business days after FMC notifies Parent that it has made such an excess payment. At FMC’s election, such refund may be applied as a credit against any future estimated tax payment of the FMC Group under this Agreement.

(c)	FMC shall indemnify and hold Parent harmless against any liability for any interest and penalties with respect thereto imposed upon Parent by reason of any false or fraudulent information supplied by any member of the FMC Group to Parent in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.

(d)

If, for any taxable year ending after the date hereof during which FMC is included in a Consolidated Return with the Consolidated Group, a Tax Benefit of the FMC Group that it would have had had it filed a separate Consolidated Return for federal, state and/or local taxes, as the case may be, reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income

Taxes (with such reduction in liability being measured as the excess, if any, of (x) such liability computed as though the FMC Group had never been included in a Consolidated Return with the Consolidated Group over (y) such liability), then Parent shall pay to FMC an amount equal to twenty percent (20%) of the amount of such reduction within thirty (30) days after the filing of such Consolidated Return; provided that such calculation shall be subject to any Final Determination affecting computation of any item included in such calculation and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of depreciation, amortization or other similar deductions) of the FMC Group imposed by law. For purposes of calculating any Net Operating Loss, Net Capital Loss and Credit carryforwards of the FMC Group pursuant to Section 4(a) of this Agreement, twenty percent (20%) of any Tax Benefits taken into account in the calculation of a payment made by Parent pursuant to the preceding sentence (the “Section 4(d) Reimbursed Tax Benefits”) shall be deemed to have been used by the FMC Group. It is intended that payments under this Section 4(d) shall be characterized for tax purposes as contributions to capital by Parent to FMC, and the parties shall not take any position inconsistent with such characterization.

5.	Further Provisions.

(a)	In the event of a Final Determination with respect to the tax liability of the Consolidated Group, appropriate adjustments (including, without limitation, adjustments to FMC’s payment obligation under Section 4(a) of this Agreement) shall, except as inconsistent with this Agreement, be made hereunder consistent with such Final Determination. Further, FMC shall pay to Parent any interest, penalties and additions to tax imposed in connection with a Final Determination to the extent that such amounts are attributable to items of FMC or its subsidiaries. Similarly, Parent shall pay FMC any interest received from a governmental authority in connection with a Final Determination that there has been an overpayment, together with the amount of any refund received, to the extent attributable to items of FMC or its subsidiaries (except to the extent attributable to any Section 4(d) Reimbursed Tax Benefits).

(b)	Payments under this Section 5 shall be made promptly after the amounts thereof are determined. For purposes of this Agreement, any Net Operating Loss, Net Capital Loss, or Credit shall be carried forward.

(c)	Except as specifically provided in this Agreement, neither Parent nor FMC shall be obligated to make any payments to the other with respect to Federal Income Taxes or State Income Taxes for any taxable year or period (including any taxable year or period occurring after FMC is no longer included in a Consolidated Return with the Consolidated Group).

6.	Adjustments After Deconsolidation.

(a)	If there is a change in the ownership of the stock of FMC (a “Deconsolidation Event”) and FMC ceases to join in the filing of Consolidated Federal Returns and where applicable, Consolidated State Returns with Parent, and any member of the FMC Group would have been entitled, if FMC had never joined in the filing of such Consolidated Returns, to carry forward to a taxable year (“Post–Consolidation Year”) which is not a taxable year for which FMC joined in the filing of such Consolidated Returns, an Excess FMC Tax Benefit (“Non–Available FMC Carryforward Items”), then no later than April 15 following each Post–Consolidation Year, Parent shall be obligated to pay to FMC an amount equal to the excess of (i) the FMC Group’s actual Federal Income Taxes and, where applicable, actual State Income Taxes for such Post–Consolidation Year over (ii) such Federal Income Taxes and, where applicable, State Income Taxes for such Post–Consolidation Year computed as if such Non–Available FMC Carryforward Items were available to the FMC Group. The calculation in Section 6(a)(ii) above shall be subject to any audit adjustments and any limitations on the utilization of the Non–Available FMC Carryforward Items imposed by law (including, without limitation, any such limitation imposed or which would have been imposed as a result of the Deconsolidation Event). It is intended that payments under this Section 6(a) shall be characterized for tax purposes as contributions to capital by Parent to FMC, and the parties shall not take any position inconsistent with such characterization.

(b)	Parent shall not be required to make payments to FMC under Section 6(a) of this Agreement to the extent that such payments would cause cumulative payments made by Parent to FMC under Section 6(a) of this Agreement to exceed the cumulative reductions in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, of the Consolidated Group which resulted from the Consolidated Group’s use of Excess FMC Tax Benefits. Such cumulative reductions shall be determined (i) by deeming the reduction in State Income Taxes (if any) to be reduced by any corresponding increase in Federal Income Taxes; (ii) without any adjustment for an increase or reduction in Federal Income Taxes (and, where applicable, Consolidated State Income Taxes) resulting from the Deconsolidation Event; and (iii) by apportioning the reduction in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, resulting from the use of Tax Benefits of members of the FMC Group and non–members in accordance with the principles of the federal income tax consolidated return regulations (and similar provisions of applicable state tax law) that determine the Tax Benefits that would be attributed to a member in the event such member ceases to be a member of the consolidated group.

7.	Late Filing.

Notwithstanding any other provisions of this agreement, Parent shall indemnify and hold harmless the FMC Group against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of FMC or any other member of the FMC Group.

8.	State Taxes.

FMC and each of the FMC Subsidiaries shall continue to prepare and file all applicable state tax returns, at their own expense, and to pay, or cause its subsidiaries to so prepare, file and pay, all amounts shown to be due thereunder unless Parent elects to have FMC and/or members of the FMC Group file state and/or local tax returns on a consolidated or combined basis with Parent.

9.	Accounting.

(a)	For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by Parent to FMC and (ii) by FMC to Parent, pursuant to the provisions thereof shall not be considered income to the recipient of the payment or an expense of the payor, but rather shall be considered the payment of a tax. Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its stock or as a contribution to its capital, as the case may be.

(b)	The calculation of the amounts hereunder shall be determined by Parent; provided, however, that if FMC disputes such determination, KPMG LLP or another mutually acceptable nationally recognized accounting firm shall determine such amounts.

10.	Certain Transactions.

Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any transaction the result of which is that there are no longer any holders (other than Parent and its Affiliates or any other single person or “group” as such term is used in Rule 13D under the Securities Exchange Act of 1934) of equity securities of FMC, all of Parent’s payment obligations under this Agreement shall terminate immediately prior to the transaction and for purposes of Section 4(a) of this Agreement, the computation of the FMC Group Taxes shall not give effect to any Net Operating Loss, Net Capital Loss or Credits carryforwards referred to in the second sentence thereof. For the purpose of determining holders of equity securities pursuant to this Section 10, neither (x) warrantholders who have no right to receive equity securities of FMC on exercise thereof nor (y) the holders of equity securities of the acquiring company, shall be considered holders of equity securities.

11.	Parties.

Any corporation which is a FMC Group member on the date hereof or which becomes a FMC Group member at any time subsequent to such date shall automatically be subject to the terms and conditions of this Agreement. If any entity other than Parent shall become the common parent of the affiliated group of corporations for federal income tax purposes which includes members of the FMC Group, Parent shall cause such entity to enter into an agreement substantially identical to this Agreement with FMC.

12.	Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three (3) days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepared and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designated by notice hereunder.

If to Parent, at:

American Entertainment Properties Corp.

9017 S. Pecos Road – Suite 4350

Henderson, Nevada 89074

If to FMC or the FMC Subsidiaries, at:

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

13.	Entire Agreement.

This agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.	Amendments.

This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto.

15.	Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

16.	Captions.

Captions are inserted for convenience only and shall not be given any legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of June             , 2013.

American Entertainment Properties Corp.

By:
Name:	Craig Pettit
Title:	Vice President – Tax Administration

Federal-Mogul Corporation (on behalf of itself and the FMC Subsidiaries)

By:
Name:
Title:

EXHIBIT C

ACF Industries LLC (“ACF”) is the sponsor of several pension plans. All the minimum funding requirements for these plans have been met as of March 31, 2013 and December 31, 2012. If the plans were voluntarily terminated, they would be underfunded by approximately $127 million and $130 million as of March 31, 2013 and December 31, 2012, respectively. These results are based on the most recent information provided by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability.

C-1